BluSky AI Inc. Announces Nomination of Tech Industry

Veteran to Board of Directors

Salt Lake City, Utah — July 10, 2025 — BluSky AI Inc. (OTC: BSAI), (“BluSky” or the “Company”), a next-generation developer of modular AI data center infrastructure, today announced the nomination of Dan Gay, a renowned veteran of the telecom, data and technology industry, to its Board of Directors. The nomination underscores BluSky AI’s strategic commitment to expanding its leadership bench as the company scales its footprint in the rapidly evolving artificial intelligence infrastructure space.

Mr. Gay brings over 30 years of experience in data center innovation, enterprise IT strategy, and AI-driven technologies, having held senior executive roles at MCI, Qwest, Montana Power, BlockCerts, and RackScale. Throughout his career, Dan has been at the forefront of digital transformation, starting new business units, developing new brands, and scaling company revenues from long distance, internet services, data services, and high-performance computing initiatives across multiple sectors.

“We are thrilled to welcome Dan Gay to the BluSky AI board,” said Trent D’Ambrosio, Chief Executive Officer of BluSky AI. “Dan’s extensive experience in leading growth in technology companies will be invaluable as we continue executing on our vision to deploy scalable, energy-efficient AI data centers across the United States. Dan’s leadership in serving as BluSky AI’s COO this past year has been key in positioning the company for the future.”

BluSky AI is pioneering a modular approach to AI compute infrastructure by building rapidly deployable, plug-and-play data centers on powered land assets. As demand for AI compute power surges globally, BluSky’s innovative model offers unmatched speed-to-market, scalability, and sustainability — positioning the company as a premier partner for AI companies and enterprises seeking advanced compute solutions.

Mr. Gay expressed enthusiasm about the appointment:

“AI represents one of the greatest technology shifts of our time, and infrastructure will be a critical enabler of that future. I’m fortunate to have played a role in introducing equal access to long distance, internet and datacenter services, blockchain, and now AI infrastructure. I was also fortunate to collaborate with BluSky AI’s founder throughout my career. Now, BluSky’s modular strategy is exactly what the market needs — agile, intelligent, and ready to scale. I’m excited to contribute to this mission and support the team in delivering on its bold vision.”

Trent D’Ambrosio

CEO, BluSky AI Inc.

trentdambrosio@bluskyaidatacenters.com

www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. delivers modular, rapidly deployable data center infrastructure purpose-built for artificial intelligence. These next generation scalable AI Factories provide speed-to-market, and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties.  Forward-looking statements in this news release include statements with respect to the potential impact for the Company. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.